                                                                   EXHIBIT 10.32

Portions of this exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such portions are marked by a series of asterisks.


                     FIRST AMENDED AND RESTATED AGREEMENT
                     ------------------------------------



This First Amended and Restated Agreement (this "Agreement") is made as of 27 February, 2001 by and between Sanofi-Synthelabo, a corporation organized and existing under the laws of France, having its principal office at 174 Avenue de France, 75635, Paris, France, Cedex 13, France (hereinafter referred to as "Licensor") on the one hand, and ViroPharma Incorporated, a corporation organized and existing under the laws of Delaware, having its principal offices at 405 Eagleview Boulevard, Exton, PA 19341 - USA (hereinafter referred to as "Licensee") on the other hand.


                                  WITNESSETH
                                  ----------

WHEREAS, Sanofi, the predecessor-in-interest to Licensor, and Licensee entered into that certain Agreement dated December 22, 1995, as amended on February 21, 1997 (as so amended, the "Original Agreement"); and

WHEREAS, by operation of law, Licensor assumed Sanofi's rights and obligations under the Original Agreement on May 18, 1999; and

WHEREAS, Licensor and Licensee desire to amend and restate the Original Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the above premises and of the mutual covenants hereinafter contained, Licensee and Licensor hereby agree as follows:

ARTICLE 1 - DEFINITIONS
-----------------------

The following terms as used in this Agreement shall have the following meaning unless otherwise indicated:

1.1 Party or Parties shall mean respectively, either Licensee or Licensor as the context requires, or both Licensee and Licensor.

1.2 Agreement shall mean this Agreement in its entirety including the Schedules attached hereto.

1.3 Affiliate(s) shall mean either a corporation or other business entity, whether de jure or de facto, which, directly or indirectly, is owned by or is under common ownership with a Party hereto to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm partnership, corporation or other entity actually controlled by, controlling or under common control with a Party to this Agreement.

1.4 Products shall mean any preparation in finished product form for use to treat or prevent a Selected Indication and containing one of the Compounds as an active ingredient.

1.5 Compounds means the chemical compounds that are covered by any of the Patents.

1.6 Selected Indications means the prevention or treatment of picornavirus infections.

1.7 Territory shall mean the United States of America and Canada, including their territories, commonwealths and possessions.

1.8 Trademarks shall mean the trademarks jointly selected by Licensor and Licensee as listed in Schedule 1 attached hereto (as the same may be amended from time to time by the Parties hereafter) under which the Products will be marketed in the Territory, which will be registered by, and in the name of, Licensor.

1.9 Patents shall mean the patents and patent applications owned or controlled by Licensor relating to the Compounds, as listed in Schedule 2 attached hereto, and any additions, divisions, continuations, continuations-in-part, amendments, amalgamations, reissues and re-examination of such applications or patents, including any extensions and renewals thereof, in whatever form and by whatever legal title they are granted (e.g., supplementary protection certificate).

1.10 Know-How and Technical Data shall mean all the know-how, scientific, commercial and technical data and other information presently available or which may become available from time to time, from Licensor or any of its Affiliates in the Territory, including but not limited to secret and confidential formulae, processes, procedures, methods and specifications concerning the Compounds, which will be disclosed by Licensor to Licensee for exclusive use in the Territory, and more generally any further information which are available and which Licensor feels is required by Licensee to assist in the performance of its obligation under this Agreement.

1.11 Intellectual Property Rights shall collectively mean the Patents, the Trademarks and the Know-How and Technical Data.

1.12 Registrations shall mean the New Drug Applications, Product License Applications or equivalent filings, which will be filed by the Licensee with the competent health authorities of the Territory at its own costs and expense, and any other authorization of any competent authority in the Territory allowing the manufacture and the marketing of the Products in the Territory. When "Registrations" is used in connection with the Licensor, Registrations shall mean the equivalent regulatory filings in such jurisdictions outside the Territory.

1.13 Net Sales shall mean the invoiced sales of the Products after deducting:

     (a) customary trade discounts; reasonable quantity and cash discounts;

     (b) allowances or credits to customers on account of rejection or return of Products or on account of retroactive price reductions affecting Products;

     (c) freight and insurance included in the price; and

     (d) value added, sales, use or turnover taxes, and excise taxes or customs duties or local charges or taxes, included in the invoiced amount.


ARTICLE 2 - GRANT OF RIGHTS
---------------------------

2.1 Subject to all the terms and conditions of this Agreement, Licensor hereby grants to

     Licensee under the Intellectual Property Rights the sole and exclusive right and license to (a) develop, make, have made and use the Compounds and the Products for the Selected Indications in the Territory, and (b) to market and sell the Products for the Selected Indications in the Territory. Notwithstanding the foregoing, Licensee shall not be in breach of this Agreement for using the Compounds or the Products outside of the Territory,
     (i) provided that such use is solely for the Development Work (as defined below), including but not limited to conducting clinical trials, and Licensee receives Licensor's consent, such consent not to be unreasonably withheld (provided further that if Licensor does not respond to Licensee's request for Licensor's consent within thirty (30) days after the date of Licensee's request, then such consent shall be deemed given by Licensor), and (ii) to permit its sublicensees to manufacture Compounds or Products, provided that such manufacturing sublicensees are either identified on
     Schedule 3 attached hereto or are approved by Licensor as described in
     Section 2.2 below.

2.2 Licensor has consented to Licensee's use of the manufacturing sublicensees identified on Schedule 3 attached hereto, and Licensor hereby authorizes Licensee to appoint additional sublicensees in the Territory for the performance of its obligations hereunder, provided that (a) Licensee's selection of a Marketing Partner is subject to Section 4.4 below (and not this Section 2.2), and (b) Licensee's selection of additional third parties to manufacture Compounds and/or Products shall be subject to Licensor's consent of Licensee's use of such third party, such consent not to be unreasonably withheld. If Licensor does not respond to Licensee's request for Licensor's consent of any such additional third party to manufacture Compounds and/or Products within thirty (30) days after the date of Licensee's request, then such consent shall be deemed given by Licensor.

2.3 No sublicense agreement nor any of its provisions or agreement with a Marketing Partner (as defined below) shall relieve Licensee from any of its obligations to Licensor under this Agreement.

2.4 No sublicense agreement or agreement with a Marketing Partner negotiated by Licensee shall be inconsistent with the terms and conditions herein contained.

2.5 Licensee shall have a right of first refusal in the Territory to acquire the exclusive right (a) to include within the definition of Compounds hereunder all chemical compounds that are structurally related to or derived from the Compounds and which are not covered by any of the Patents (the "Analogues"), and to include within the definition of Patents hereunder all patent(s) and patent application(s) owned or controlled by Licensor relating to the Analogues, and (b) to include within the definition of Selected Indications hereunder any indication that is not included in the definition of "Selected Indications" as of the date of this Agreement (the "Other Indications"). Licensor shall notify Licensee of Licensor's receipt from a third party of a bona-fide offer in respect of the Analogues and/or the Other Indications, including the name of the offeror (the "Offeror") and the material terms and conditions of the offer (the "Offer"). Licensee shall have ninety (90) days after its receipt of such notice to review such Offer, and to notify Licensor that Licensee is willing to acquire the exclusive rights to the Analogues in the Territory, and/or to expand the definition of Selected Indications to include the Other Indications, under the terms of the Offer. If Licensee elects not to exercise such right of first refusal prior to the end of such ninety (90) day period, then Licensor shall be free to grant such Offeror the right to use the Analogues under the patent(s) or patent application(s) applicable thereto, and/or to use the Compounds or the Analogues for the treatment of the Other Indications, under terms and conditions that are no more favorable to the Offeror, and no less favorable to Licensor, than the terms and conditions of the Offer.


ARTICLE 3 - DEVELOPMENT WORK
----------------------------

3.1 Licensee shall use its commercially reasonable efforts to develop and register the Products for the Selected Indications in the Territory at its sole expense ("Development Work").

3.2 If, within one (1) year after the United Stated Food and Drug Administration ("FDA") accepts of Licensee's filing of its Registration for a Product, Licensor has not commenced the registration process, or initiated clinical development activities, for such Product within the European Union, Licensee will attempt in good faith to secure a licensee therefor. If Licensor does not enter into a license agreement for the commercialization of such Product within one (1) year after the first commercial sale of such Product in the United States, Licensor shall notify Licensee and the Parties shall undertake good faith negotiations to expand Licensee's Territory upon mutually agreeable terms. For the avoidance of doubt, the Parties agree that there is no obligation on either Party to conclude an agreement for the expansion of the Territory.

3.3 (a) Licensor shall have the exclusive right to use all information and data developed by or on behalf of Licensee or any of its sublicensees (including but not limited to Licensee's Marketing Partner, as defined below) under this Agreement for applying for Registrations of the Products outside of the Territory. Upon Licensor's request, Licensee will provide reasonable scientific consulting support free of charge, subject to the provisions of Article 5 below relating to "Royalties", to Licensor for the preparation of such Registrations, and Licensee shall deliver to Licensor an electronic copy (in pdf format) of all portions of Licensee's New Drug Application for a Product submitted by Licensee to the FDA in electronic form, and a paper copy of all remaining portions.

     (b) Licensee shall have the exclusive right for each Product developed by or on behalf of Licensor to use all information and data developed by or on behalf of Licensor for applying for Registrations of the Products in the Territory.

3.4 Each Party shall have and retain sole and exclusive title to all inventions and discoveries which are made, conceived, reduced to practice or generated by its own employees or agents in the course of, or as a result of, activities pursuant to this Agreement. Licensor shall have an exclusive unrestricted right outside the Territory, to make, have made, use, market and sell products containing inventions and discoveries relating to the Compounds and/or the Products developed under this Agreement by Licensee, or developed on behalf of Licensee by (a) its Marketing Partner, or (b) any of Licensee's other sublicensees and to which Licensee has the right to grant an exclusive, unrestricted license to Licensor (provided that Licensee shall use its good faith effort to secure from such sublicensees sufficient rights to such discoveries and inventions to enable Licensor to make, have made, use, market and sell products containing such inventions and discoveries outside the Territory) (collectively, the "Licensee Discoveries and Inventions"), subject to royalty payment as provided in
     Article 5 below, provided that no other remuneration shall be due to Licensee by Licensor for such use.


ARTICLE 4 -MARKETING
--------------------

4.1 Promptly after Licensee's successful completion of the applicable Development Work, Licensee shall apply for Registrations of the Products for the Selected Indications in the Territory.

4.2 Licensee shall have right to market the Products in the Territory (a) either on an exclusive basis or (b) in joint marketing with a third party. Such marketing operations shall be performed by Licensee in accordance with current laws, rules and regulations applicable in the Territory with respect to the promotion and the sale of pharmaceutical products.

4.3 If Licensee has opted for case (a) in Section 4.2 above, it undertakes to use its commercially reasonable efforts to find markets, notably through serious trade canvassing and reasonable advertising, for the Products in the Territory for the Selected Indication(s) for which a Registration is approved by the FDA, and Licensee shall provide Licensor with semi-annual reports on Licensee's development and marketing activities.

4.4 If Licensee has opted for case (b) in Section 4.2 above, Licensee shall seek to select a marketing partner ********** (a "Marketing Partner"). If Licensee is unable to engage a third party that qualifies hereunder as a "Marketing Partner," then Licensee may select an alternative marketing partner under Section 4.2(b) above, but any third party selected by Licensee under Section 4.2(b) above that does not qualify as a "Marketing Partner" hereunder shall be subject to Licensor's consent, such consent not to be unreasonably withheld. Licensee shall use, and Licensee's agreement with its Marketing Partner shall require the Marketing Partner to use, commercially reasonable efforts to develop, register and commercialize the Product for the Selected Indication(s) for which a Registration is approved by the FDA. Licensor shall be free to market the Products directly, or through any company it may designate in any country outside the Territory. Licensee shall provide Licensor with semi-annual reports on Licensee's development and marketing activities.

4.5 It is hereby expressly understood that if Licensor decides to grant a license on the Products outside of the Territory, Licensor shall ensure that this appointed licensee shall refrain from marketing, selling or distributing the Products into the Territory to the extent permitted by applicable law.


ARTICLE 5 - ROYALTIES
---------------------

5.1 (a) From and after the date that Licensee delivers to Licensor a signed copy of an agreement between Licensee and a Marketing Partner, then:

             (i) in consideration of the Patents license rights granted to Licensee hereunder, Licensee shall pay to Licensor, in addition to the stock issued under the Stock Purchase Agreement dated the date hereof, a royalty on Net Sales in the Territory, until the expiration, lapse, abandonment or invalidation of the last Patent covering the Products or any extension thereto, if any, determined as follows:

             Net Sales Per Calendar Year:    Royalty Rate:
             ----------------------------    -------------

             **********                      **********

             (ii) in consideration of the Trademark license rights granted to Licensee hereunder and Licensee's use of Know-How and Technical Data, Licensee shall pay to Licensor a royalty of ********** on Net Sales in the Territory until the expiration or termination of this Agreement;

             (iii) in consideration of the Development Work performed by Licensee under this Agreement, Licensor shall pay to Licensee a royalty of ********** on Net Sales made by Licensor or any of its sub-licensees, as the case may be, outside of the Territory; and

             (iv) Licensor shall pay Licensee ********** within 90 days of the submission of the first Registration for a Product for approval in Japan.

     (b) Notwithstanding Section 5.1(a) above, the provisions of Section 5.1(c) shall apply in determining the royalty rates thereafter applicable to both Licensee and Licensor if:

             (i) Licensee does not enter into a marketing agreement with a Marketing Partner (a "Marketing Agreement") within three (3) years after the date of this Agreement; or

             (ii) If Licensee terminates its Marketing Agreement for any reason, and does not enter into a new Marketing Agreement within one (1) year after the effective date of such termination.


     (c) If Licensee does not select a Marketing Partner, then:

             (i) in consideration of the Patents license rights granted to Licensee hereunder, Licensee shall pay to Licensor a royalty of ********** on Net Sales in the Territory, until the expiration, lapse, abandonment or invalidation of the last Patent covering the Products or any extension thereto, if any;

             (ii) in consideration of the Trademark license rights granted to Licensee hereunder and Licensee's use of Know-How and Technical Data, Licensee shall pay to Licensor a royalty of ********** on Net Sales in the Territory until the expiration or termination of this Agreement;

             (iii) in consideration of the Development Work performed by Licensee under this Agreement, Licensor shall pay to Licensee a royalty of ********** on Net Sales made by Licensor or any of its sub-licensees, as the case may be, in the European Union; and

             (iv) in consideration of the Development Work performed by Licensee under this Agreement, Licensor shall pay to Licensee a royalty on Net Sales made by Licensor or any of its sub-licensee, as the case may be, in Japan or outside the European Union, of **********; in addition, Licensor shall pay Licensee ********** within 90 days of the submission of the first Registration for a Product for approval in Japan.

5.2 (a) In the event that during the term of this Agreement, Licensee is willing to market and sell a Product which comprises a Compound and at least one other additional therapeutically or prophylactically active ingredient which is not a Compound (the "Additional Active Ingredient") (a Product comprised of a Compound and an Additional Active Ingredient is hereinafter referred to as a "Combination Product"), it shall so notify Licensor. Unless Licensor acquires the right to commercialize the Additional Active Ingredient together with the Compound outside the Territory pursuant to Section 5.2(b) below, Licensee's right to market the Combination Product is subject to Licensor's consent as described in Section 5.2(c) below.

     (b) If Licensee owns or otherwise possesses the right to sublicense the use of the Additional Active Ingredient, Licensee shall undertake good faith negotiations with Licensor to permit Licensor to commercialize the Additional Active Ingredient together with the Compound outside the Territory upon mutually agreeable terms. If a third party owns or otherwise possesses the right to sublicense the use of the

         Additional Active Ingredient, Licensee shall use its commercially reasonable efforts to induce such third party to undertake good faith negotiations with Licensor to permit Licensor to commercialize the Additional Active Ingredient outside the Territory together with the Compound upon mutually agreeable terms. For the avoidance of doubt, the Parties agree that there is no obligation on either Licensee or such third party to conclude with Licensor an agreement that permits Licensor to commercialize the Additional Active Ingredient together with the Compound outside the Territory.

     (c) If, after reasonable and good faith negotiations, Licensor is unable to secure from Licensee (if Licensee owns or otherwise possesses the right to sublicense the use of the Additional Active Ingredient) or a third party (if such third party owns or otherwise possesses the right to sublicense the use of the Additional Active Ingredient) the right to commercialize the Additional Active Ingredient outside the Territory together with the Compound, then Licensor may withhold its consent described in Section 5.2(a) from Licensee, but such consent shall not be unreasonably withheld.

     (d) If Licensee markets and sells any Combination Product, then the Parties shall discuss in good faith royalties on Net Sales of said Combination Product which shall be based on the relative values of Compound and the Additional Active Ingredient, provided however that, in no event shall the royalty rate applicable to any Combination Product exceed the royalty rates otherwise specified in this Article 5.

5.3 In the event that a governmental agency in any country of the Territory grants or compels Licensee or Licensor to grant license rights to any third party for the Products, Licensee shall have the benefit in such country of the terms granted to such third party, to the extent that such terms are more favorable than those of this Agreement.

5.4 Each Party shall keep special accounts in which shall appear any and all elements necessary for an accurate assessment of its Net Sales on a country by country basis. Such special accounts shall be made available to the other Party upon its request. Any payment to be paid for the purpose of this Article 5 shall be made in US dollars by bank wire within 60 (sixty) days after the end of the quarter, provided that Licensor shall use the average of the daily rates for the calendar quarter invoiced as issued by the Banque de France in computing the exchange rate.

5.5 Taxes (exclusive of penalties and interest) required to be paid or withheld on payments made hereunder shall be deducted from any amount otherwise due, or, if such taxes are paid by Licensee, Licensor shall reimburse Licensee for the taxes (exclusive of penalties and interest), provided that receipts acknowledging payment thereon shall be submitted to the Licensor promptly whenever taxes are so paid or deducted.

5.6 Licensor acknowledges its receipt of USD 1,000,000 from Licensee upon execution of the Original Agreement, and USD 1,200,000 pursuant to Section 3.2(b) of the Original Agreement. Licensee acknowledges its receipt of USD 400,000 from Licensor pursuant to Section 6.2(a)(ii) of the Original Agreement.


ARTICLE 6 - MANUFACTURING AND TRADEMARKS
----------------------------------------

6.1 Subject to Section 2.2 above, Licensee, or any of its sublicensees, as the case may be, shall manufacture or have manufactured the Products in the Territory, provided, however, that Licensor shall be free to manufacture or have manufactured the Products in the Territory so long as they are marketed outside the Territory.

6.2 (a) Licensee covenants that the Products will be manufactured complying with their specifications, in accordance with existing production and control requirements for pharmaceutical products and with current laws, rules and regulations applicable to drug substances in the Territory, including but not limited to Good Manufacturing Practices.

     (b) Licensor covenants that, if it is requested to manufacture the Products for Licensee upon terms and conditions to be mutually agreed upon, the Products will be manufactured complying with Licensee's specifications, in accordance with existing production and control requirements for pharmaceutical products and with current laws, rules and regulations applicable to drug substances in the Territory, including but not limited to Good Manufacturing Practices.

6.3 (a) Licensor shall have the right, at Licensor's sole cost and expense, during normal business hours and upon reasonable prior written notice, to have an observer inspect any manufacturing facility used for the production or packaging of Compound and/or Products, in order to ensure that the manufacture thereof complies with the terms of this Agreement; provided, however, that there shall be no interference with the
         --------  -------
         relevant operations by Licensor's observers. Such observers will at all times comply with the applicable safety and security rules of the manufacturer. Licensor shall have the right, upon reasonable prior written notice to Licensee, to examine all technical records related to the manufacture of Compound and/or Products and to request and receive reasonable samples of the Compound and Products.

     (b) Licensee shall promptly notify Licensor of any inspections related to the Compound or Products by the relevant government agencies having competent jurisdiction, and shall promptly inform Licensor about any material observations related to the Compound or Products.

6.4 Licensee shall notify Licensor of any steps taken by Licensee with the regulatory authorities in the Territory in order to change, alter or modify the preparation and formulation of the Products.

6.5 Licensee shall be responsible for the control of printed packaging in the Territory. Each packaging shall mention the wording "Under license from SANOFI-SYNTHELABO", or such other statement that Licensor may reasonably request, including without limitation references to patent numbers, provided that such wording otherwise complies with all applicable laws and regulatory requirements for such labeling.

6.6 (a) Licensee undertakes to inform Licensor and shall cause its Marketing Partner and its sublicensee(s) to inform Licensor of any remarks which may have been made by government inspectors during their visit to any facilities involved in the manufacture of the Products, and on any appropriate actions taken in response hereto.

     (b) Each Party hereto shall, and shall cause of their sublicensees to (including, in the case of Licensee, its Marketing Partner), immediately notify the other in writing as soon as it becomes aware of any defect or condition that may render a Compound or Product subject to a recall or product correction pursuant to any country's law, rules and regulations. Additionally, the Parties and their sublicensees (including, in the case of Licensee, its Marketing Partner) shall share all data on Compounds' or Products' complaints including but not limited to, complaints or information regarding performance and/or allegations or reports of any adverse effects on a patient from use of the Products or Compounds, as soon as such data is available, and in accordance with any adverse events protocol of the Party for the U.S.

6.7 (a) Licensee shall execute and deliver to Licensor, in such form as Licensor shall reasonably request, any and all documents which may be necessary or desirable to assist Licensor in registering or renewing the Trademarks, or in recording Licensee as a registered user of the Trademarks, if necessary. Licensee shall bear all costs of selecting the Trademarks. Licensor shall bear all costs of registering, maintaining and renewing the Trademarks, and shall reimburse Licensee for all reasonable costs incurred by it in connection therewith.

     (b) Licensee agrees not to register or attempt to register in the Territory any trade name, trademark, service mark, certification mark or logo that is confusingly similar to, or that contains elements that are confusingly similar to, any Trademarks.

     (c) Licensee shall comply with all notice and marking requirements under applicable intellectual property laws that are necessary or advisable for the protection and enforcement of the Intellectual Property Rights.

     (d) Prior to the first commercial sale of a Product, and from time to time thereafter at the request of Licensee, Licensor shall adopt, after consultation with Licensee, the guidelines for correct Trademark usage (as the same may be amended from time to time, the "Guidelines"). When adopted, the Guidelines shall be deemed to be an Schedule to, and part of, this Agreement. Licensee agrees to conform to the Guidelines with respect to the manner of use of the Trademarks. Upon Licensor's request, such request not to be made more than two times in any calendar year, or if the Trademarks will not be used by Licensee in accordance with the Guidelines, Licensee shall submit to Licensor samples of any packaging or promotional materials bearing the Trademark. Licensor shall have 15 days after receipt of such samples to notify Licensee in writing of any improper usage of the Trademark therein and Licensee shall make reasonable modifications to correct such improper Trademark usage. Following such modifications, or if Licensor has not issued a notification as provided above, Licensee may use such promotional and packaging materials in connection with the Products, and may modify the same provided that there is no change in the usage of the Trademark. The parties acknowledge and agree that while Licensee shall control the commercialization of the Products in the Territory, Licensor owns the Trademark and that Licensor may require modifications to packaging and promotional materials to the extent necessary to ensure correct Trademark usage. The Guidelines are conclusively deemed to be correct Trademark usage. Except as expressly provided herein, the use of the Trademark hereunder shall give Licensee no property interest in, or right to, such Trademark. All use by Licensee of the Trademark shall inure solely to Licensor.

ARTICLE 7 - REPRESENTATION AND WARRANTIES
-----------------------------------------

7.1  Licensor hereby represents:

     (a) that it has full rights and authority to enter into this Agreement;

     (b) that as of the date of this Agreement, it is the owner of the Intellectual Property Rights in the Territory and/or it has the right to use and license such Intellectual Property Rights in the Territory;

     (c) that it has not entered into any agreement with any third party in the Territory which is in conflict with the rights granted to Licensee pursuant to this Agreement;

         and

     (d) that it has no present knowledge that any of the Patents and the Know-How and Technical Data rights are invalid, or that their exercise would infringe the rights of third party.

7.2  Licensee hereby represents and warrants:

     (a) that it has the full right and authority to enter into this Agreement and that it shall use the Intellectual Property Rights for the sole purpose of this Agreement, in accordance with its terms and conditions; and

     (b) that it shall develop, manufacture and market the Products in the Territory, in accordance with the terms and conditions herein contained, and any applicable law, rules and regulations in full force in the Territory, including but not limited to Good Laboratory Practices, Good Clinical Practices and Good Manufacturing Practices.


ARTICLE 8 - LIABILITY
---------------------

8.1 Except to the extent caused by the use of any Compound in clinical trials prior to the date of the Original Agreement, Licensor shall assume no liability for toxic effects or other injuries which may be suffered by Licensee's or its sublicensee(s)'s employees in connection with the handling or storage of Compounds used in the Development Work and the manufacture of the Products pursuant to this Agreement and subject to the terms and conditions hereof.

8.2 Subject to the terms and conditions of this Agreement, Licensor shall assume no liability for any damage occasioned by Compounds or Products to Licensee's facilities and equipment, to its sublicensee(s)'s facilities and equipment, or to goods or products belonging to third parties which are stored in their warehouses.

8.3 Licensee shall take, or shall cause its sublicensee(s) to take, a general liability insurance policy covering all manufacturing operations performed under this Agreement.

8.4 Licensee undertakes to indemnify and hold harmless Licensor against any and all liability, loss, claims, cost, expenses or damages related to (a) the development of the Products by Licensee or any of its sublicensees (including its Marketing Partner), or any act or omission of Licensee or any of its sublicensees (including its Marketing Partner) in the development of the Products, including but not limited to any injury (whether to body, property, character or reputation) sustained by any person or to any person or to property, and for any violation of municipal, state, or federal laws or regulations of the United States of America and/or Canada, (b) the manufacture (whether or not defective) and marketing of the Compounds or the Products by Licensee or any of its sublicensee(s), or (c) the breach of any covenant, representation or warranty of Licensee in this Agreement, provided that such indemnities shall not apply to the extent such claims are covered by Licensor's indemnity set forth in Article
     8.5 below. If Licensor is sued in any court or tribunal for damages by reasons of any of the acts described above, then Licensee shall defend such action or cause it to be defended, at its own expense, and shall pay and discharge any judgment as may be rendered, to the extent (i) Licensor gives Licensee notice of any such law suit (including a copy thereof served upon Licensee) within thirty (30) days after such law suit was served upon Licensor, (ii) Licensor and its employees fully cooperate with Licensee and its legal representatives, and (iii) Licensor does not withhold its approval of the settlement of any claim, liability or action by

     Licensee, provided that such settlement does not impose any penalty, obligation or limitation on Licensor. If Licensee fails or neglects to so defend, then Licensor may defend the same and any expenses, including reasonable attorney fees, incurred or any judgment required to be paid, shall be promptly reimbursed upon Licensor's demand. Licensee shall not be required to indemnify Licensor for any liability, loss, cost, expense or damage, incurred by Licensor to the extent it results from Licensor's own acts, omissions or negligence. This Section 8.4 shall survive termination of this Agreement.

8.5 Licensor undertakes to indemnify and hold harmless Licensee against any and all liability, loss, claims, costs, expense or damages to which Licensee may be or may become subject as a result of (a) adverse effects of the Products and/or the Compounds, only if Licensor manufactures any of the Products and/or the Compounds, and provided that such adverse effects are not due to any acts, omissions or negligence on the part of Licensee or of any of its sublicensee(s) in the development, manufacture, marketing or other usage or storage or handling of the Compounds and/or the Products, or
     (b) the breach of any covenant, representation or warranty of Licensor in this Agreement, provided that such indemnities shall not apply to the extent such claims are covered by Licensee's indemnity set forth in Article
     8.4 above. If Licensee is sued in any court or tribunal for damages by reasons of any of the acts described above, then Licensor shall defend such action or cause it to be defended at its own expense, and shall pay and discharge any judgments as may be rendered, to the extent (i) Licensee gives Licensor notice of any such law suit (including a copy thereof served upon Licensee) within thirty (30) days after such law suit was served upon Licensee, (ii) Licensee and its employees fully cooperate with Licensor and its legal representatives, and (iii) Licensee does not withhold its approval of the settlement of any claim, liability or action by Licensor, provided that such settlement does not impose any penalty, obligation or limitation on Licensee. If Licensor fails or neglects to so defend, then Licensee may defend the same and any expense including reasonable attorney fees, incurred or any judgment required to be paid, shall be promptly reimbursed upon Licensee's demand. This clause shall survive termination of this Agreement. This Section 8.5 shall survive termination of this Agreement.

8.6 Notwithstanding anything to the contrary in this Agreement, (a) neither Party shall have any liability to the other Party for any indirect or consequential losses or damages incurred hereunder by such other Party, including without limitation, loss of profits, and (b) neither Party shall have any liability to the other Party in the event that (i) any Registration is withdrawn by a regulatory authority through no fault of the first Party, or (ii) a Party withdraws an Unsafe Product (as defined in Section 12.3 below) from the market in its Territory. This Section 8.6 shall survive termination of this Agreement.

8.7 Licensee and Licensor agree that any information related to side effects of the Products which are known to them will promptly and fully be made known to the other Party.


ARTICLE 9 - PATENT PROSECUTION AND MAINTENANCE; DEFENSE OF PATENTS AND KNOW-HOW
-------------------------------------------------------------------------------
AND TECHNICAL DATA
------------------

9.1 From and after the date of this Agreement, Licensee shall bear the costs incurred in connection with the prosecution and maintenance of the Patents in the Territory identified in Schedule 1, Section A. If Licensee elects not to maintain, in any country in the Territory, any of the Patents in the Territory identified in Schedule 1, Section A, then Licensee shall give Licensor notice thereof within a reasonable period after such election and prior to taking or failing to take any action that may prevent obtaining or maintaining enforceable patent rights. If, in such event, Licensor desires to file, prosecute, or maintain a patent application or a patent in that country, then Licensor may do so in

     Licensor's name and at Licensor's sole expense.

9.2 From and after the date of this Agreement, Licensor shall bear the costs incurred in connection with the prosecution and maintenance of the Patents in the Territory identified in Schedule 1, Section B and of any patent filed in any country outside of the Territory that are the counterparts to the Patents identified in Schedule 1, Section B. If Licensor elects not to maintain, (a) in any country in the Territory, any of the Patents in the Territory identified in Schedule 1, Section B, or (b) in any country of the world outside of the Territory, any of its patents that are the counterparts to the Patents identified in Schedule 1, Section B, then Licensor shall give Licensee notice thereof within a reasonable period after such election and prior to taking or failing to take any action that may prevent obtaining or maintaining enforceable patent rights. If, in such event, Licensee desires to file, prosecute, or maintain a patent application or a patent in that country, then Licensee may do so in Licensor's name on behalf of Licensor and at Licensee's sole expense.

9.3 If either Party becomes aware of any infringement of any Intellectual Property Rights, then such Party shall promptly notify the other Party of such infringement and Licensor shall promptly (a) undertake proceedings in its own name and at its own expense to restrain or bring other action against such infringement and shall notify Licensee of such proceedings, or
     (b) authorize and agree to cooperate with Licensee to permit Licensee to undertake proceedings, at Licensee's expense, to restrain or bring other action against such infringement. Each Party shall be entitled to be represented at such proceedings by counsel at such Party's expense. Any recovery by Licensee or Licensor hereunder shall first be used to reimburse the expenses incurred by the Party undertaking such proceedings and any remaining amount shall be treated as a component of such Party's annual Net Sales of Products, unless the Parties shall otherwise agree. Neither Party shall enter into a settlement of any such proceedings that would compromise the other Party's rights under this Agreement, without the prior written consent of the other Party.

9.4 If, in Licensee's reasonable judgment and after consultation with Licensor, Licensee's use of the Intellectual Property Rights or the import, export, manufacture, use, sale or offer for sale of a Product or Compound would infringe on the rights of a third party (other than any such infringement that arises solely as a result of Licensee's use of a Product or Compound in a Combination Product) unless Licensee obtained a license from such third party and paid a royalty or other amounts under such license, then Licensor shall use commercially reasonable efforts to obtain from such third party the right for Licensee to continue its use of the Intellectual Property Rights and the right to import, export, manufacture, use, sell and offer for sale the Products and the Compounds. Licensee's obligation to pay royalties under Section 5 shall be reduced by the amount of the royalty or other amounts actually paid by Licensee to such third party.

ARTICLE 10 NON COMPETE COVENANT
-------------------------------

10.1 In the frame of good cooperation between the Parties under this Agreement, and for their mutual interest, Licensee undertakes not to commercially market or manufacture for commercial marketing, directly or indirectly, during the term of this Agreement while Licensee is the sole and exclusive person or entity practicing, directly or indirectly, the Patents and/or Trademarks in the Territory, any product that directly competes with the Product in the Selected Indications. In the event of an early termination of this Agreement (a) by Licensor due to a material breach by Licensee, or
     (b) by Licensee pursuant to Section 12.2 below, and in each case provided that a Patent is then in force covering a Product that is then being marketed, Licensee, directly or indirectly, undertakes not to commercially market or manufacture for commercial marketing, for a period of two (2) years from the effective date of said termination or until the expiration of a Patent covering such Product, whichever is earlier, any product that directly competes with such Product in the Selected Indications.

ARTICLE 11 - DURATION
---------------------

11.1 Subject to Section 11.3 below, this Agreement, unless previously terminated pursuant to the terms and conditions herein contained and/or unless otherwise agreed upon between the Parties, shall be effective as of the date first above written, and shall remain in force until either (a) the expiration of the last Patent covering any of the Compounds and/or the Products in any country of the Territory, or (b) ten (10) years as from the first launch of the Products in any country of the Territory by Licensee or its sublicensee(s), whichever is later.

11.2 This Agreement shall thereafter be automatically renewed for successive five year periods unless either Party has notified the other of its decision not to renew it by written notice sent to the other at least six
      (6) months before the end of the then-current term of this Agreement.

11.3 Notwithstanding any other provisions of this Agreement, the license to use Licensor's Trademarks in accordance with the Guidelines, and subject to Licensee's obligation to pay royalties to Licensor, both as set forth above, is separate from other licensed rights hereunder and shall not expire or be terminable unless: (a) requested by Licensee; or (b) this Agreement is terminated (i) by Licensor due to a material breach by Licensee (including but not limited to Licensee's material breach of the Guidelines for trademark usage which breaching activity has not discontinued by Licensee within 60 days after Licensee's receipt of written notice of such breach by Licensor), (ii) by Licensee pursuant to
      Section 12.2 below, (iii) with respect to any Unsafe Product pursuant to
      Section 12.3 below (in which case the license to use Licensor's Trademarks shall be terminable solely with respect to such Unsafe Product), or (iv) by Licensor pursuant to Section 12.4 below.

ARTICLE  12 - TERMINATION OR DISCONTINUATION
--------------------------------------------

12.1 In the event that either of the Parties commits any breach or violation of its material obligations hereunder and does not remedy said violation or breach within thirty (30) days of the non-breaching Party's written notice, the non-breaching Party shall have the right to early terminate this Agreement immediately and without prejudice to a claim for damages, by giving notice to such breaching Party, provided that the notice of termination is given within three (3) months after the default and prior to correction of the default.

12.2 This Agreement may be terminated upon the written request of either Party, but only after prior consultation with the other Party, upon the reasonable determination by the terminating Party, prior to the first commercial marketing of a Product, that no further Development Work of any of the Compounds is possible or practicable due to material and adverse scientific, health, safety or regulatory issues; provided that Licensor shall not terminate this Agreement under this Section 12.2 prior to the first commercial marketing of a Product if any of the Compounds is then under development by Licensee.

12.3 If, after the first commercial marketing of a Product, a Product is required by the relevant regulatory authority in a particular jurisdiction in the Territory to be permanently and completely withdrawn from the market for serious adverse health or other safety reasons (an "Unsafe Product"), then upon the written request of either Party, but only after prior consultation with the other Party, this Agreement may be terminated, on a country by country basis solely as to the particular Unsafe Product.

12.4  This Agreement may be discontinued or terminated by Licensor:

      (a) by giving Licensee a sixty (60) day prior written notice in the event that there is a change in control of Licensee, which would materially and adversely affect the development, manufacturing and marketing of the Products in the Territory, control being understood as either the ownership of the majority of the voting stock of Licensee, or the right through ownership or contract to appoint at least the majority of the members of the board of directors of Licensee,

      (b) without prior written notice to Licensee in the event that Licensee is subject to, or applies for any kind of bankruptcy proceedings, including without limitation the appointment of a receiver or of a liquidator, the distribution and/or liquidation of part or all of Licensee's assets or the application for any kind of protection against its creditors.

12.5 Upon termination or expiration of this Agreement for whatever reason, Licensor will have free access and use of the dossiers used by Licensee for the submission of the Registrations in the Territory.

      (a) From and after the expiration or termination of this Agreement for any reason:

            (i) Licensee shall immediately cease the use of the Trademarks, the Patents and the Know-How and Technical Data granted under this Agreement and consequently shall cease and/or have ceased any development, manufacturing and marketing of the Products in the Territory;

            (ii) Licensor shall immediately cease the use of the Licensee Discoveries and Inventions;

            (iii) Licensee shall return to Licensor any and all confidential documents, information, details of methods, protocols, photo negatives, scientific, technical and commercial reports, which have been disclosed to Licensee under this Agreement;

            (iv) The Parties shall remain bound by the obligations of secrecy set out in this Agreement and Licensee shall not make any direct or indirect commercial or industrial use of the Compounds and/or of the Products and/or of the Trademarks, the Patents and/or the Know-How and Technical Data.

      (b)   From and after the termination of this Agreement (i) pursuant to
            Section 12.4, (ii) by Licensor due to a material, uncured breach by Licensee pursuant to Section 12.1, or (iii) by Licensee pursuant to
            Section 12.2 or as to any Unsafe Product pursuant to Section 12.3, Licensee shall, in accordance with applicable law, immediately assign or deliver or turn over to Licensor or any person or company designated by Licensor without any charge, all relevant Registrations and applications therefor pending or already obtained from the authorities in the Territory, governmental or otherwise, concerning the right to develop, manufacture and market the Products (or Unsafe Product in the case of a termination by Licensee under Section 12.3) in the Territory (including all those rights which are already directly or indirectly in the possession of Licensee or those which Licensee has the right to possess) and to provide reasonable assistance to Licensor in meeting all relevant obligations to concerned authorities in respect of Licensee's activities related to such Registrations and applications for Registrations.

12.6 Licensee and its sublicensees shall be permitted to sell all Products which they have on hand on the date of such expiration or termination, provided that Licensee shall pay the royalty that would have otherwise been due thereon under the terms of the Agreement.


ARTICLE  13 - CONFIDENTIALITY
-----------------------------

13.1 The text of the present Agreement will not be disclosed, either in its entirety or in part, by either of the Parties, to a third party or to the public, other than to a Party's Affiliates, parent companies, branch offices, accountants and financial and legal advisors or prospective investors or prospective marketing partners, subject to a secrecy commitment of said persons or entities, without the prior written consent of the other Party, unless such a disclosure is required by applicable law, in which case the Party from whom the disclosure is legally required will immediately advise the other Party hereto accordingly in writing. Licensor acknowledges that Licensee shall file this Agreement with the United Stated Securities and Exchange Commission.

13.2 Except as provided above, during the term of this Agreement and for a period of five (5) years thereafter, Licensor and Licensee shall not reveal or disclose to any third party any confidential information received from the other Party without first obtaining the written consent of the disclosing Party, except as may be required for the purposes of investigating, developing, manufacturing or marketing the Compounds and/or the Products or for securing essential or desirable authorizations, privileges or rights from governmental agencies, or as may be necessary to file or prosecute patent applications concerning the Compounds and/or the Products or to carry out any litigation concerning the Compounds and/or the Products.

13.3  The foregoing provisions shall not apply to any information which:

      (a) is public knowledge or becomes public knowledge through no fault of the receiving Party, or

      (b) has been properly provided to the receiving Party, without restriction, by an independent third party, or

      (c) was already properly in the possession of the receiving Party at the time of receipt from the disclosing Party, or

      (d) has to be disclosed to any governmental agency, authority or officer in the Territory, in connection with the development, manufacture, use and marketing of the Products, or

      (e)  is required by applicable law.

13.4 Licensee covenants and agrees in addition to see that this obligation is observed by any and all persons involved in the development, manufacture and marketing of the Products.


ARTICLE 14 - FORCE MAJEURE
--------------------------

14.1 Notwithstanding any other provision hereof, Licensee or Licensor shall be excused from delays in the performance of, or failure to perform, any of their obligations under this Agreement, due to and for the duration of an event beyond their reasonable control and not due to a fault on their part, including, without limitation: strikes, lockouts, shortage of supplies, Act of Government, Act of God, any other event of the same gender, and any other cause beyond the reasonable control of the Parties, provided that the Party so excused shall recommence performance of this Agreement with the utmost dispatch as soon as possible.

14.2 Should any such cause for failure or delay in the performance of a material term of this Agreement last for more than sixty (60) consecutive days, the other Party may, after the expiration of such period and if such failure or delay still exits, give notice in writing as provided herein to the Party so excused either accepting continued suspension of such Party's performance for a period reasonable in the circumstances, or terminating this Agreement.

14.3 The Party wishing to be so excused from its obligations, shall notify the other Party without delay of the circumstances and effects of such an event and consult therewith on suitable interim arrangements which may include mutually agreeable amendments to this Agreement.


ARTICLE 15 - MISCELLANEOUS
--------------------------

15.1 This Agreement shall inure to the benefit of and shall be binding upon, the Parties and their respective successors. Licensee may not assign its rights or obligations under this Agreement without the prior written consent of Licensor which shall not be unreasonably withheld, except to its Affiliates. Licensor has the right to assign its rights and/or obligations hereunder. Notwithstanding the preceding sentences, but subject to Section 12.4(a) above, in connection with the merger, acquisition, other change in control of Licensee, Licensee may assign its rights and obligations under this Agreement in whole or in part to Licensee's transferee or successor in interest without the prior written consent of Licensor.

15.2 All times and delays set forth or referred to herein are of the essence of this Agreement.

15.3 The captions of the provisions of this Agreement are for convenience of reference only and do not form a part of or govern construction of any part hereof.

15.4 The status of the Parties under this Agreement shall be that of independent contractors and neither Party shall be deemed or construed to be an employee, agent, partner or legal representative of the other Party for any purpose whatsoever. Neither Party shall have the right or authority to assume or otherwise create any obligation or responsibility, express or implied, on behalf or in the name of the other Party or to bind the other Party in any manner or thing whatsoever.

15.5 This Agreement embodies the entire understanding of the Parties with respect to such subject matter, and supersedes all previous agreement between them. No amendment or modification of this Agreement shall be valid and binding upon the Parties unless in writing and signed on behalf of each Party by its duly authorized officers.

15.6 Should either Party fail to enforce any provision of this Agreement, or fail to exercise, or waive, any right in respect thereto, such failure or waiver shall not be construed as constituting a waiver or constituting waiver of its rights to enforce such provision or right or any other provision or right.

15.7 In the event any provision of this Agreement is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law. In the event that the terms and conditions of this Agreement are materially altered as a result of this Article 15.7, the Parties will renegotiate in good faith the terms and conditions of this Agreement to resolve any inequities.

15.8 Any notice, payment or report required or permitted under this Agreement shall be delivered by facsimile, expedited courier, hand or registered or certified mail to the following addresses

        (a)  if to Licensor:
             ---------------

                      Sanofi-Synthelabo
                      174 avenue de France - 75013 PARIS
                      Cedex 13
                      Facsimile:  33 01 53 77 49 94
                      Attention:  Director Licensing

with a copy to:
                      Sanofi-Synthelabo
                      174 avenue de France - 75013 PARIS
                      Cedex 13
                      Facsimile:  33 01 53 77 49 78
                      Attention:  Senior Vice President and General Counsel

and with a copy to:   Sanofi-Synthelabo - Accounting Department, for notice
                      relating to payments and sales statements only.

 (b)  if to Licensee:
      ---------------

                      ViroPharma Incorporated
                      405 Eagleview Boulevard
                      Exton, PA 19341
                      Facsimile:  610 458 7380
                      Attention:  Vice President, Research & Development

with a copy to:       ViroPharma Incorporated
                      405 Eagleview Boulevard
                      Exton, PA 19341
                      Facsimile:  610 458 7380
                      Attention:  General Counsel

or to such other person or address as shall hereafter furnished by written notice to the other Party.


ARTICLE 16 - ARBITRATION / GOVERNING LAW
----------------------------------------

16.1 This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to the choice of laws principles that might otherwise be applied in such jurisdiction; provided, however that Article 16.2 below shall be governed by the Federal Arbitration Act, Title 9, United States Code, and the Convention on the Recognition and Enforcement of Foreign Arbitral Awards of June 10, 1958.

16.2 All disputes, questions, controversies, claims or differences arising out of or in relation to or in connection with this Agreement and which cannot be settled amicably, or for breach thereof, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules, with proceedings conducted in the English language in Paris. The president of the arbitral tribunal will not be a citizen of the United States of America or the Republic of France. The arbitral Tribunal shall apply to the merits of the dispute the provisions of this Agreement and in case of silence of such provisions, the Laws of the State of New York.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the date first written above.


SANOFI-SYNTHELABO                        VIROPHARMA INCORPORATED


By:      /s/ Jean-Pierre Kerjouan          /s/ Michel de Rosen
       ------------------------------    ----------------------
                                         Michel de Rosen
Name:    Jean-Pierre Kerjouan            President and Chief Executive Officer
       ------------------------------

Title: Senior Vice President and
       General Counsel
       ------------------------------

By:      /s/ Jean-Claude Leroy
       ------------------------------

Name:    Jean-Claude Leroy
       ------------------------------

Title: Senior Vice President Strategy
       And Business Development
       ------------------------------

                                  SCHEDULE 1
                                  ----------

                                  TRADEMARKS

                                    PICOVIR

                                     NUVIX

                                    VIRNAX

                                   SCHEDULE 2
                                   ----------

                                    PATENTS

A.
                         PATENT         FILING    GRANT
COUNTRY                  (Application)  DATE      DATE       STATUS
-----------------------  ------------   --------  --------   --------
U.S.                        5,175,177   07/17/91  12/29/92   in force

U.S.                        5,643,929   05/19/95  07/01/97   in force

U.S.                        5,175,178   06/04/90  12/29/92   in force

U.S.                        5,567,719   06/07/95  10/22/96   in force

U.S.                        5,650,419   08/30/96  07/22/97   in force

U.S.                        5,821,257   03/31/98  10/13/98   in force

U.S.                        4,857,539   06/16/87  08/15/89   in force

U.S.                        5,110,821   06/07/90  05/05/92   in force

U.S.                        5,514,679   05/13/94  05/07/96   in force

Canada                     (2,190,129)  05/11/95  11/23/95*  pending

Canada                     (2,074,004)  07/16/92  01/18/93*  pending

Canada                     (2,022,425)  08/01/90  02/19/91*  pending

Canada                     (2,022,691)  08/03/90  02/22/91*  pending

Canada                      1,280,753   06/24/86  02/26/91   in force

B.

                         PATENT         FILING    GRANT
COUNTRY                  (Application)  DATE      DATE       STATUS
---------------------------------------------------------------------

U.S.                        5,464,848   10/01/93  11/07/95   in force

U.S.                        5,453,433   05/13/94  09/26/95   in force

Canada                     (2,094,012)  04/14/93  10/16/93*  pending

Canada                     (2,190,130)  05/10/95  11/23/95*  pending
---------------------------------------------------------------------

*  Date that patent application was "Laid-Open"

                                  SCHEDULE 3

                          MANUFACTURING  SUBLICENSEES
                          ---------------------------


Patheon, Inc.

PCAS (formerly SELOC France)

Fabbrica Italiana Sintetici S.p.A.